Exhibit 10.20

COMPENSATION OF DIRECTORS

      Charles J. Wyly, Jr., for his service as Chairman of the Board of Directors of Michaels Stores, Inc. (the “Company”), receives annual compensation consisting of (i) base compensation of $450,000, (ii) options to purchase 235,000 shares of common stock (including the automatic grant of options to purchase 35,000 shares of common stock made to each director of the Company as described below), and (iii) personal use of a company-owned automobile.

      Sam Wyly, for his service as Vice Chairman of the Board of Directors of the Company, receives annual compensation consisting of (i) base compensation of $225,000, (ii) options to purchase 135,000 shares of common stock (including the automatic grant of options to purchase 35,000 shares of common stock made to each director of the Company as described below), and (iii) personal use of a company-owned automobile.

      Each non-employee director of the Company receives an annual fee of $48,000 as members of the Board and a fee of $1,500 for attendance at each regular or special Board meeting and for attendance at each meeting of a committee of which they are a member. The Company also reimburses directors for expenses incurred in attending meetings.

      Upon first election to the Board and immediately following each annual meeting of stockholders thereafter, each director receives an automatic grant of options to purchase 35,000 shares of common stock under the Company’s Second Amended and Restated 2001 General Stock Option Plan.